UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cracker Barrel Old Country Store, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Set forth below is the text of a voicemail delivered by Michael A. Woodhouse, Executive Chairman of the Board of Directors of Cracker Barrel Old Country Store, Inc. (the “Company”), to field management and home office employees of the Company. The voicemail was distributed after 1:00 p.m. Central Time on December 2, 2011.

Voicemail from Mike Woodhouse to all Field Management, HO Employees

Hello, everyone. Cracker Barrel is continuing its efforts to influence the public dialogue regarding the proxy fight we’ve had to engage in, and to communicate to shareholders and analysts why Sardar Biglari is wrong for Cracker Barrel.

Our newest press release was distributed early this morning and it contains several important points, not the least of which is that, as Sandy Cochran told you in her voicemail earlier today, Cracker Barrel’s November sales were up.

We believe that the six strategic initiatives the Company has focused on, are already resulting in improved financial performance and business momentum. Our message to shareholders today specifies this, and pointedly questions whether Sardar Biglari’s so-called turnaround at Steak ‘n Shake could work at Cracker Barrel. We, of course, believe that it would not because Cracker Barrel is not a broken company. Today’s release points out that Biglari has focused on short-term results through such things as significant discounting, tactics that we believe are likely to have longer-term negative implications. And we believe that short-term fixes that temporarily address declining traffic are inconsistent with our guests’ expectations of honest value, and so would undermine our profitability in the long-run.

In other related news this week, Cracker Barrel released an updated version of our Investor Presentation which highlights the progress we’ve made under new leadership, and outlines in additional detail why we believe Sardar Biglari is wrong for Cracker Barrel, and why shareholders should NOT support him in his attempt to gain a seat on the Company’s Board of Directors. You’ll be receiving an email with links to today’s news release, and to the updated Investor Presentation.

I am very pleased that we have been able to report good news about our business, including yesterday’s announcement about November reflecting a continuation of the trend we’ve seen of sequential improvement in comparable store restaurant and retail sales that we previously reported for the first quarter. And I know that this is possible because you’ve done what needs doing – you’ve stayed focused on the business instead of becoming distracted by the proxy fight. Congratulations on your successes to date, and thank you for your focus and hard work. I’ll be in touch again soon.

Set forth below is an e-mail delivered by Michael A. Woodhouse, Executive Chairman of the Board of Directors of Cracker Barrel Old Country Store, Inc. (the “Company”), to field management and home office employees of the Company. The e-mail was sent after 1:00 p.m. Central Time on December 2, 2011.

From:	Home Office News
Sent:	Friday, December 2, 2011
To:	Home Office Users/Field Management
Subject:	Proxy Fight Update

From Mike Woodhouse

Cracker Barrel is continuing its efforts to influence the public dialogue regarding the proxy fight we have had to engage in, and to communicate to shareholders and analysts why Sardar Biglari is wrong for Cracker Barrel. Today’s public message contains the text of a Letter to Shareholders from Sandy Cochran that makes several important points, not the least of which is that Cracker Barrel’s November sales were up.

Here’s a link to today’s news release with the Letter to Shareholders:

(http://files.shareholder.com/downloads/CBRL/1296956349x0x523936/818EC5DB-F41F-4489-9C7F-A703E8F7B9A0/CBRL_News_2011_12_2_Financial.pdf )

And here’s a link to yesterday’s news release about November sales:

(http://investor.crackerbarrel.com/releasedetail.cfm?ReleaseID=629513 ).

We believe that the six strategic initiatives the Company has focused on are already resulting in improved financial performance and business momentum. Our message to shareholders today specifies this, and pointedly questions whether Sardar Biglari’s so-called turnaround at Steak ‘n Shake could work at Cracker Barrel. We, of course, believe that it would not because Cracker Barrel is not a broken company. Today’s letter to shareholders points out that Biglari has focused on short-term results through such things as significant discounting, tactics that we believe are likely to have longer-term negative implications. And we believe that short-term fixes that temporarily address declining traffic are inconsistent with our guests’ expectations of honest value, and so would undermine our profitability in the long-run.

In other related news this week, Cracker Barrel released an updated version of our Investor Presentation which highlights the progress we’ve made under new leadership, and outlines in additional detail why we believe Sardar Biglari is wrong for Cracker Barrel and why shareholders should NOT support him in his attempt to gain a seat on the Company’s Board of Directors.

Here’s a link to the updated presentation:

http://files.shareholder.com/downloads/CBRL/1296956349x0x522904/2AE536B3-7AF1-433E-B10D-2F86B12246F7/CBRL_Updated_Investor_Presentation.pdf

I am very pleased that we have been able to report good news about our business, including yesterday’s announcement about November reflecting a continuation of the trend we’ve seen of sequential improvement in comparable store restaurant and retail sales growth that we previously reported for the first quarter. I know that this is possible because you have done what needs doing – you have stayed focused on the businesses instead of becoming distracted by the proxy fight. Congratulations on your successes to date, and thank you for your focus and hard work.

Important additional information

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at Cracker Barrel’s 2011 Annual Meeting. Cracker Barrel has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Cracker Barrel shareholders. When completed, a definitive proxy statement and a form of proxy will be mailed to Cracker Barrel shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Cracker Barrel’s 2011 Annual Meeting. Shareholders will be able to obtain the Proxy Statement, any amendments or supplements to the proxy statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at crackerbarrel.com.